KPMG LLP Aon Center Suite 5500 200 E. Randolph Street Chicago, IL 60601-6436 Consent of Independent Registered Public Accounting Firm The Board of Directors and Shareholders of Jackson National Life Insurance Company and Contract Owners of Jackson National Separate Account I: We consent to the use of our reports on the financial statements of each Investment Division within Jackson National Separate Account I dated March 30, 2020, included herein and to the reference to our firm under the heading “Services” in the Statement of Additional Information, as part of the Post-Effective Amendment to the Form N-4 Registration Statement of Jackson National Separate Account I. Chicago, Illinois April 20, 2020 KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.

KPMG LLP Suite 1400 2323 Ross Avenue Dallas, TX 75201-2721 Consent of Independent Registered Public Accounting Firm The Board of Directors Jackson National Life Insurance Company and Subsidiaries: We consent to the use of our report on the financial statements of Jackson National Life Insurance Company and Subsidiaries, dated March 5, 2020, included herein and to the reference to our firm under the heading “Services” in the Statement of Additional Information, as part of the Pre-Effective Amendment to the Form N-4 Registration Statement. Dallas, Texas April 20, 2020 KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.